Exhibit 99.3

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This offering memorandum may contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). They can be identified by the use of forward-looking words, such as “may,” “could,” “should,” “estimate,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “target,” “plan,” “providing guidance” or other comparable words, or by discussions of strategy that may involve risks and uncertainties. We caution you that these forward-looking statements based on estimates, projections, beliefs and assumptions, are only predictions, and are not guarantees of future events or results. Such statements are subject to known and unknown risks, uncertainties and assumptions that could cause actual results to differ materially from those in the forward-looking statements. Some factors that could cause actual results to differ include:

•	our ability to comply with our debt covenants and the increased leverage we incurred in connection with our acquisition of Valent Aerostructures, LLC (“Valent”);

•	our ability to generate sufficient cash to service all of our indebtedness;

•	unanticipated costs relating to our manufacturing of new products for our current and/or new customers, or the loss in revenue due to a significant customer terminating its contract with us;

•	difficulties with the implementation of our growth strategy, including problems related to securing new customers and integrating Valent and any of our future acquisition targets;

•	our access to and ability to retain management and other personnel;

•	our ability to accurately estimate and manage our labor and other costs under long-term, fixed-price contracts, including contracts for design-build programs;

•
competitive pressures, such as pricing, relating to low-cost foreign labor, industry participation commitments made by our customers to foreign governments, and customers requiring discounts to achieve program extensions;

•	government funding for certain military programs that utilize our products;

•	the performance and support of our supply-chain;

•	asserted and unasserted claims, and in particular, our ability to successfully negotiate claims relating to cost over-runs of work performed under certain customer contracts;

•
our inability to timely deliver new products within quality specifications or a failure to realize all of the sales in our backlog, or a failure to improve margins or to secure new significant content on certain key aircraft models;

•	industry pressures requiring us to undertake risk-sharing partnerships with and reduce our product prices for our customers;

•
our ability to manage capital investment, execute our consolidation plan and stay current with technological changes, such as the development of alternative aerospace materials, changes in manufacturing techniques and new engineering software, and our ability to develop new products in response to industry factors;

•	our potential product liability from the use of our components by end-users;

•	the political environment in Mexico, where we have manufacturing operations;

•	potential equipment failures and repair costs;

•	natural disasters, global economic conditions and any other factors that might negatively impact demand for our products or our business operations;

•	the effect of terrorism and other factors that adversely affect the commercial travel industry;

•	compliance with environmental and other laws and regulations;

•	changes in the quality, costs and availability of our raw materials, principally aluminum;

•	a reduction in the number of suppliers and increases in competition resulting from consolidation within the aerospace industry; and

•	other risks referenced under “Risk Factors”.
These and other risks are discussed in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Actual results may differ materially from those contained in the forward-looking statements in this offering memorandum. Any forward-looking statements are based on information currently available to us. We specifically disclaim any obligation to update any factors or publicly announce the results of revisions to any of the forward-looking statements included in this offering memorandum.
NON-GAAP FINANCIAL MEASURES
When viewed with our financial results prepared in accordance with GAAP and accompanying reconciliations, we believe earnings before interest, taxes, depreciation and amortization (“EBITDA”), Reported Adjusted EBITDA and Covenant

Adjusted EBITDA provide additional useful information to clarify and enhance the understanding of the factors and trends affecting our past performance and future prospects. We define these measures, explain how they are calculated and provide reconciliations of these measures to the most comparable GAAP measure included in this offering memorandum. EBITDA, Reported Adjusted EBITDA, Covenant Adjusted EBITDA and the related financial ratios, as presented in this offering memorandum, are supplemental measures of our performance that are not required by, or presented in accordance with, GAAP. They are not a measurement of our financial performance under GAAP and should not be considered as alternatives to net income or any other performance measures derived in accordance with GAAP, or as an alternative to net cash provided by operating activities as measures of our liquidity. The presentation of these measures should not be interpreted to mean that our future results will be unaffected by unusual or nonrecurring items.

We use EBITDA, Reported Adjusted EBITDA, Covenant Adjusted EBTIDA and non-GAAP operating performance measures internally as complementary financial measures to evaluate the performance and trends of our businesses. We present EBITDA, Reported Adjusted EBITDA, Covenant Adjusted EBITDA and the related financial ratios, as applicable, because we believe that measures such as these provide useful information with respect to our ability to meet our future debt service, capital expenditures, working capital requirements and overall operating performance.

EBITDA, Reported Adjusted EBITDA and Covenant Adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP. Some of these limitations are:

•	they do not reflect our cash expenditures, future expenditures for capital expenditures or contractual commitments;

•	they do not reflect changes in, or cash requirements for, our working capital needs;

•	they do not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on our debt;

•
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA, Reported Adjusted EBITDA and Covenant Adjusted EBITDA do not reflect any cash requirements for such replacements;

•	they are not adjusted for all non-cash income or expense items that are reflected in our statement of cash flows;

•	they do not reflect the impact on earnings of charges resulting from matters unrelated to our ongoing operations; and

•	other companies in our industry may calculate EBITDA, Reported Adjusted EBITDA and Covenant Adjusted EBITDA differently, limiting their usefulness as comparative measures.

Because of these limitations, EBITDA, Reported Adjusted EBITDA, Covenant Adjusted EBITDA and the related financial ratios should not be considered as measures of discretionary cash available to us to invest in the growth of our business or as a measure of cash that will be available to us to meet our obligations. You should compensate for these limitations by relying primarily on our GAAP results and use EBITDA, Reported Adjusted EBITDA and Covenant Adjusted EBITDA only as a supplement to this information. Please see our financial statements and the related notes thereto, included elsewhere in this offering memorandum.

However, in spite of the above limitations, we believe that EBITDA, Reported Adjusted EBITDA and Covenant Adjusted EBITDA are useful to an investor in evaluating our results of operations because these measures:

•
are widely used by investors to measure a company’s operating performance without regard to items excluded from the calculation of such terms, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired, among other factors;

•	help investors evaluate and compare the results of our operations from period to period by removing the effect of our capital structure from our operating performance; and

•	are used by our management team for various other purposes in presentations to our Board of Directors as a basis for strategic planning and forecasting.

For a description of how EBITDA, Reported Adjusted EBITDA and Covenant Adjusted EBITDA are calculated from our net income and a reconciliation of our EBITDA, Reported Adjusted EBITDA and Covenant Adjusted EBITDA to net income, see the section titled “Summary - Summary Historical Condensed Consolidated Financial Information.”

Summary
This summary highlights information contained elsewhere in offering memorandum. This summary does not contain all of the information that you should consider in making your investment decision. You should read the following summary together with the entire offering memorandum, including the more detailed information regarding the Company, the notes being sold in this offering and the consolidated financial statements and the related notes. You should also carefully consider, among other things, the matters discussed in the section titled “Risk Factors” in this offering memorandum before deciding to invest in the notes. Some of the statements in this offering memorandum constitute forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements.”

Company Overview
We supply complex structural assemblies, structures, components and kits, and provide design engineering services to the aerospace and defense markets. Our broad array of manufacturing, supply chain management and value added engineering services are utilized by customers in the large commercial, corporate and regional, and military aircraft markets. We also provide prototyping, testing and design capabilities to customers in support of new product development and in-service aircraft. We are a preferred supplier to original equipment manufacturers (each, an “OEM”) and Tier 1 aerospace suppliers. In addition to aerospace products, we produce components and assemblies for the broader industrial sector.

Our customer base includes several major global OEMs and Tier 1 suppliers in the large commercial, corporate and regional, and military aircraft markets of the aerospace industry. We provide components, assemblies and services to the following platforms:

1.	Large Commercial Jets, such as Boeing 737, 747, 767, 777, 787, and Airbus A350

2.	Corporate and Regional Jets, such as the Gulfstream G280, G450, G550 and G650; Lear 85; Challenger 604 and 605; Bombardier Global Express, C-Series and CRJ; and Mitsubishi Regional Jet

3.
Military Aircraft, such as the Sikorsky UH-60 Black Hawk; Embraer KC-390; Lockheed Martin F-35 Joint Strike Fighter (“JSF”); Boeing KC-46 Pegasus, F-15 Eagle, F/A-18 Hornet, C-17 Globemaster, AH-64 Apache and V-22 Osprey

We have deep and long standing relationships with many leading OEMs and Tier 1 suppliers including, Spirit AeroSystems, Gulfstream Aerospace Corporation, The Boeing Company, Aviation Partners Boeing, Triumph Group and Bombardier. We have a diverse portfolio of products, many of which are supplied under long-term agreements with our customers whereby the customer generally commits to purchase all of its requirements of a particular component from us on a sole-source basis. For the twelve-month period ended March 31, 2014, we generated net sales and Covenant Adjusted EBITDA of $402.2 million and $59.4 million, respectively.

Segments Overview

We offer our products and services through two operating and reporting segments: Aerostructures and Engineering Services. Our Aerostructures and Engineering Services segments have combined their expertise to form an integrated team that we believe provides customers with fully integrated, seamless, innovative and strategic full life-cycle solutions. Our consolidated team is committed to a high level of customer service with the goal of ensuring each project progresses smoothly through the design-to-production process.

Aerostructures
Our Aerostructures segment fabricates, machines, finishes, integrates, assembles and kits close tolerance aluminum, titanium, specialty alloy and composite components and higher level assemblies for use by the aerospace and defense industries. We also provide value-added services related to the design, production, assembly and distribution of aerospace components and deliver kits of products directly to customer points of use. We believe these value-added services strengthen our position as a preferred supplier by improving overall production efficiencies and providing value for our customers.
In December 2012, we acquired Valent Aerostructures, which is part of our Aerostructures segment and provides significant content for several major commercial, corporate jet and military platforms including the Boeing 737, 747, 777, 787, JSF, V-22, F-15, F-18 and Gulfstream G450, G550 and G650. With this acquisition, we broadened our capabilities within our Aerostructures segment in high speed machining, complex assemblies, processing and major program management.
Our Aerostructures segment manufactures a broad portfolio of products for integration into a variety of aircraft platforms served by leading OEMs and Tier 1 aerospace suppliers. We are a sole-source provider, under long-term agreements, of many of the products that we manufacture. Substantially all of our components and assemblies are based on designs and specifications prepared and furnished by our customers.

Engineering Services

Our Engineering Services segment provides a complete range of integrated design and manufacturing solutions directly to our customers as well as our Aerostructures segment, supporting aircraft product lifecycles from conceptual design, analysis and certification through production support, fleet support and service life extensions via a complete turnkey engineering solution to leading OEMs and Tier 1 aerospace suppliers. We utilize our skills to provide our customers with unique solutions to improve their cost to manufacture aircraft, reduce weight and improve fuel efficiency. As of March 31, 2014, we employed over 300 engineers who have extensive experience across multiple disciplines, enabling us to creatively address the needs of our customers throughout the life-cycle of our customers’ programs. We have the ability to work with OEM customers to launch new programs by assisting with preliminary and conceptual design, certification planning support, risk mitigation and producibility trade studies, and the development of high level program schedules and resource planning. Working with our customers in early stages better positions us to provide tooling design support in the fabrication stage as well as modifications and upgrades throughout the platform’s life-cycle.

Our Engineering Services segment provides a complete range of engineering design, analysis, repair, certification and program management services for the aerospace industry. The following table describes key engineering services we provide and key customers we serve:

Key Services	Key Customers
Structural design and analysis	Boeing
Aircraft modification engineering	Triumph
Systems design and integration	Bombardier
Tool design and fabrication	Airbus
Manufacturing engineering	U.S. Department of Defense (U.S. Navy)
After-market engineering and support services	United Technologies
Aviation training system
Aviation maintenance engineering
Aviation system software engineering

Industry Overview

We participate in the global aerospace industry, which focuses on aircraft and parts manufacturing, as well as design and engineering services. Our major customers include Spirit AeroSystems, Gulfstream Aerospace Corporation, The Boeing Company, Aviation Partners Boeing, Triumph Group, Airbus and Bombardier. Our industry is highly regulated in the United States by the Federal Aviation Administration (“FAA”), and by similar agencies in other countries. Participants in our industry must be certified by the FAA and, in some cases, by individual OEMs, in order to engineer and service parts and components used in specific aircraft models.

As illustrated by the table on the following page, demand for new aircraft continues to increase. We have observed global economic expansion drivers increase air traffic and believe that higher fuel related costs have driven fuel efficient innovations that have accelerated aircraft replacement cycles, as well as production of new aircraft. Airline demand for new aircraft was strong between 2008 and 2013 during a global trend of fleet renewal. The newer aircraft now entering service are lighter, more fuel efficient and technologically superior, providing essential operational improvements to airline operators.

Airlines are expected to continue to order new aircraft to meet increasing capacity needs and remain competitive. This increased demand has driven capacity constraints at our customers and a greater use of the supply chain. We continue to see new contract awards across platforms, increasing our content and shipset values, such as the recent win on the 737 MAX (over $100,000 per shipset) and an increase in content on a developmental corporate and regional jet platform.

Demand for our products and services is highly sensitive to OEM build rates, and as such, we look to projected OEM build rates as a key indicator of our business prospects. Currently, large commercial aircraft production rates continue to rise as Boeing and Airbus have increased production in recent years on narrow-body aircraft (e.g., Boeing 737 and Airbus A320neo) and new platforms (e.g., Boeing 787 and Airbus 350). According to industry research, global air traffic is expected to continue to grow on a percentage basis at mid-single digit annual rates, driven by positive global macroeconomic trends and growth in the emerging markets.

According to Boeing’s “Current Market Outlook 2013 - 2032”, demand for new aircraft is projected to total 35,280 over the next 20 years, which represents more than $4.8 trillion (in 2013 dollars). Furthermore, Boeing estimates that 41% of this demand will replace older, less efficient airplanes. The remaining 59% of this new aircraft demand represents an increase in the total fleet size driven by overall increased capacity. From 2005 through 2008, Boeing and Airbus obtained combined total orders of approximately 8,100 aircraft. During that same period, their aggregate backlog increased from nearly 2,600 to over 7,400 aircraft. From 2008 through 2013, backlog levels have increased by an additional 43% to over 10,600, which is expected to drive stable production and delivery forecasts going forward. At 2013 production rates, Boeing and Airbus have over 8 years of order backlog. Boeing and Airbus expect to deliver approximately 1,355 aircraft in 2014, a 6.4% increase from record levels in 2013. The following table sets forth the historical deliveries and backlogs of Boeing and Airbus for 2008 through 2013, and their announced delivery expectations and current backlog levels for 2014.

Deliveries	2008	2009	2010	2011	2012	2013	2014(1)
Boeing..............................................................	375	481	462	477	601	648	725
Airbus..............................................................	483	498	510	534	588	626	630
Total.................................................................	858	979	972	1,011	1,189	1,274	1,355
Y/Y Growth......................................................	(4.2%)	14.1%	(0.7%)	4.0%	17.6%	7.1%	6.4%

Backlog
Boeing..............................................................	3,714	3,375	3,443	3,771	4,373	5,080	5,154
Airbus..............................................................	3,715	3,488	3,552	4,437	4,682	5,559	5,508
Total.................................................................	7,429	6,863	6,995	8,208	9,055	10,639	10,662
Y/Y Growth......................................................	8.5%	(7.6%)	1.9%	17.3%	10.3%	17.5%	NM

(1)	Boeing and Airbus 2014 deliveries based on publicly announced guidance as of April 2014.

In 2014, several key corporate jet market drivers are improving, such as global GDP and overall wealth creation, which we believe suggests a continued demand recovery. Recent favorable trends in private and corporate wealth creation, as well as new platforms by OEMs, are expected to generate significant new orders and production growth. After peaking in 2008, production of new corporate jets fell to 678 aircraft in 2013, a 48% decline from 2008 levels. The decline in demand, however, was primarily attributable to the small-cabin aircraft segment, as demand for more expensive, large-cabin aircraft has remained strong. For example, Gulfstream, whose portfolio is focused on larger-cabin aircraft such as the G450, G550 and G650, on which we supply significant content, delivered 110 aircraft in 2013, compared with 87 aircraft in 2008, an increase of approximately 26%. Moreover, according to Honeywell’s Business Aviation Outlook, large-cabin corporate jets will account for 70% of the total corporate jet expenditures over the next 10 years. New and upgraded platforms from Cessna (Citation Longitude), Embraer (Legacy 650) and Gulfstream (G650) are expected to generate strong demand. According to General Dynamics management, the backlog for the G650 currently stands at four years.

The U.S. Department of Defense (the “DoD”) is a significant purchaser of aviation assets and services. We believe that while overall military budgets are expected to be flat, spending by the DoD on key aircraft programs is expected to grow. Sikorsky’s Black Hawk helicopter, one of the top two rotorcraft programs for the DoD and also one of our key defense platforms, will continue to receive funding support. According to the DoD’s fiscal year 2015 budget, procurement on the entire Black Hawk program is expected to grow from $1.3 billion in fiscal year 2014 to $1.4 billion in fiscal year 2015. With 2,300 aircraft in service, the Black Hawk continues to be a major military program, both domestically and internationally. According to its website, the DoD is expected to continue to purchase approximately 55 H-60Ms per year through 2018 for approximately $1.1 billion per year. Another of our platforms, the F-35 JSF, is the U.S. military’s most advanced multi-role fighter and one of the largest military programs in history. The JSF is expected to be the U.S. military’s primary fighter program and is generating orders both domestically and internationally. In 2013, Lockheed Martin delivered 36 JSFs and announced that it expects to deliver approximately 38 more in 2014. According to the DoD’s fiscal year 2015 budget, procurement on the JSF program is expected to increase from $7.5 billion in fiscal year 2014 to $8.5 billion in fiscal year 2015. Over the next five years, Lockheed Martin anticipates that close to half of the JSF deliveries will be to international customers. According to its website, DoD expenditures for the JSF are estimated to be over $13.0 billion per year by 2018.

Competitive Strengths

We believe that we are well-positioned to capitalize on the following competitive strengths to achieve future growth:

Strong Industry Fundamentals. We are a leading provider of aircraft assemblies, components and design services to the large commercial, corporate and regional and military aerospace markets. The commercial aerospace market has experienced increased production in recent years with strong demand for many of our leading aircraft platforms. Current order backlogs at Boeing and Airbus stand at eight years assuming current production levels. New aircraft demand has been driven to a large extent by the emergence of the next generation, fuel efficient platforms and increasing demand for global air travel. Given our current content on existing Boeing, Airbus, Gulfstream, and Bombardier platforms, we believe we are well-positioned to benefit from the expected increasing aircraft production rates over the next five years. Additionally, we provide content on several corporate jet aircraft platforms where deliveries are expected to increase significantly due to new platforms such as the Gulfstream G650. Our company also provides content to the defense market, mainly through the Black Hawk program. Overall, the increased demand for new and current platforms has driven capacity constraints at our OEM and Tier I supplier customers, causing them to increase their utilization of the supply chain to assist in addressing this increased demand. We continue to see new contract awards across platforms, increasing our content and shipset values, such as the recent win on the 737 MAX (over $100,000 per shipset).

Exposure to Key Production Platforms with Significant Backlog. We have targeted and obtained work on the industry’s largest and most desirable commercial and business aerospace platforms that are also projected for additional growth, including the Boeing 737 and 787 and the Gulfstream G650. The Boeing 737 is one of the most widely produced aircraft models in history and represents 74% of Boeing’s current order backlog. Production of the Boeing 737 is expected to remain strong with the current rate of 42 aircraft produced per month expected to reach 47 per month by 2017. We recently won a large contract on the 737-MAX, which we expect to generate approximately $35 million of annual revenue for us by 2018, when Boeing achieves full production rates. Boeing’s 787 Dreamliner, the second largest component of Boeing’s backlog (17%), is the first commercial jet to have a lighter, all-composite fuselage, which coupled with advances in engine and wing design, make it one of the most fuel efficient commercial aircraft available. Orders for the Boeing 787 total 891 aircraft, representing over six years of backlog assuming Boeing achieves 12 deliveries of such aircraft per month. In addition, we provide key products to major corporate aircraft platforms, including the Gulfstream G650. Deliveries for Gulfstream’s G650 platform are projected to reach peak levels in 2015-2016. As the fastest, longest range corporate jet in production, demand for the G650 is strong, as evidenced by a current backlog of approximately four years.

Long-Term Customer Relationships with Significant Sole-Source Positions. We have been providing components to the aerospace industry since 1948 and over the last 66 years we have developed long-term, trusted relationships with OEMs and other Tier I suppliers. A majority of our revenue is realized from long-term, sole source agreements, which create lasting relationships with our customers. We believe based on our industry experience that such agreements are not easily shifted to other producers. We are highly regarded by customers and competitors alike and were awarded one of 16 Boeing “Supplier of the Year” Awards in three of the last four years. In 2011, we also received the Aviation Partners Boeing “Supplier of the Year Award” and the Spirit Aerosystems “Platinum Award.” Our history of past performance has strengthened our relationships and competitive positions. In addition, we believe our acquisition of Valent in 2012 allowed us to expand our relationships and positioned us to compete for larger, more complex assemblies on current and upcoming platforms.

Broad Aerospace Capabilities Providing Full Life Cycle Solutions. Our portfolio of broad capabilities includes major program management, complex structural assemblies, high-speed multi-axis machining, sheet metal stretch, and the processing, fabrication, finishing and kitting of close tolerance aluminum, titanium, specialty alloy and composite components. The acquisition of Valent supplemented our existing best-in-class competencies to allow us to compete for supply and service agreements on larger, more complex assemblies and products across intricate platforms. Furthermore, we have integrated our Engineering Services segment to provide unique, integrated design and manufacturing solutions directly to our customers and in support of our Aerostructures segment.  We utilize this full suite of products, services and capabilities, to serve the customer throughout the product lifecycle.

Historically Strong Financial Performance in Core Aerostructures Business. Our Aerostructures business composed 80% of our revenues in the fiscal year ended December 31, 2013. The Aerostructures segment fabricates, machines, finishes, integrates, assembles and kits close tolerance aluminum, titanium, specialty alloy and composite components and higher level assemblies. As previously mentioned, with the acquisition of Valent, the Aerostructures segment broadened its capabilities for the large commercial, corporate and regional, and military aircraft industries. Excluding acquisitions, Aerostructures segment revenue has grown at a 12.2% compound annual growth rate (30.5% inclusive of Valent) over the last three years as trends in large commercial, corporate and regional, and military segments have improved. We believe an improved cost base and increasing aircraft build rates on key platforms position our business well for potential margin enhancement.

Significant Barriers to Entry into Our Industry. We operate in the large commercial, corporate and regional, and military aircraft industry where our customers are OEMs and Tier 1 suppliers that require highly technical aircraft components, assemblies and design services. In order to meet customers’ technical specification and cost requirements, industry players must employ a highly skilled workforce and may be required to invest heavily in new technologies. Moreover, there are considerable capital costs necessary to build plants and facilities in order to begin serving aerospace customers. We have invested significantly in our infrastructure in the past years and believe we are well positioned to meet our customers’ requirements going forward. In addition, our industry is highly regulated. While we require FAA certifications only to a limited extent, we typically are required to maintain third-party registrations with respect to industry specification standards, such as AS9100 and NADCAP, for our quality systems and processes.

Experienced Management Team with Deep Industry Experience. Our senior management team consists of executives with a well-balanced combination of industry and functional experience. Our new leadership has identified and begun to successfully execute its goals for LMI, which includes integration and cost reduction initiatives, that we anticipate will position us for continued success. Our new leadership team is expected to be organized to successfully execute our goals and business strategy.

Business Strategy

We intend to expand our position as a leading supplier of assemblies and components and design services to the large commercial, corporate and regional, and military aerospace markets and plan to pursue the following as key elements of our business strategy:

Execution. We plan to continue to focus on providing best-in-class production execution on existing aircraft programs and supporting our customers’ planned build rate expansions throughout the cycle. Execution on our current program portfolio and improving our efficiency are two of our highest operational priorities. We value our position as a trusted supplier of choice for Aerostructures products and value-added Engineering services to OEMs and Tier 1 suppliers. We intend to work with our customers and invest in our business to support our customers’ technical requirements and demands for on-time delivery in cost effective manners. Identifying ways to continue to improve production quality and reduce costs is a significant focus of our management team.

Integration. We have historically grown both organically and through selective acquisitions. Since 2007, we have acquired four businesses to expand our capabilities and gain critical scale within our commercial aerospace markets. In 2012, we completed the acquisition of Valent and TASS Inc. (“TASS”). Valent provides significant content for several major commercial, corporate jet and military platforms including the Boeing 737, 747, 777, 787, V-22, F-15, F-18 and Gulfstream G650. TASS provides us with a global presence in the rapidly growing after-market engineering arena and builds on our long and successful history with Boeing products. We believe these acquisitions will expand our position as an industry leading aerostructures supplier with significant scale. A top priority for the fiscal year ending December 31, 2014 is to accelerate the integration of Valent with our legacy Aerostructures business, with an aim to full integration and cost reduction within our Aerostructures segment. We intend to position ourselves as a single LMI brand to our customers and partners. We expect to realize significant operational cost savings through already implemented initiatives, including headcount reductions, facility rationalization, the creation of centers of excellence, and more disciplined outside spend. As of June 2, 2014, we have implemented initiatives that we expect to produce approximately $10 million of annualized cost savings. Additionally, we have identified other opportunities we anticipate will further reduce operating costs.

Organic Growth. Given the overall strength of the commercial aerospace industry, we anticipate significant opportunities to generate meaningful organic growth. We believe our breadth of capabilities positions us well to assist OEM and Tier 1 initiatives to place more complex products in the supply chain to support the current levels of building rates of new aircraft. Our capabilities and planned capital improvements are intended to allow us to compete and win larger, more complex assemblies on aircraft platforms for both OEMs and Tier 1 suppliers. We are currently providing content on leading growth aircraft platforms including the Boeing 737 and 787 and Gulfstream G650, which we expect to see increasing production rates in 2014 and 2015. In addition, project management will continue to be an area of operational focus, as capabilities are expected to drive further growth from existing platforms by offering our customers more diversified product and service offerings, deeper customer relationships and greater leverage of our extensive manufacturing and supply chain network.

Expansion. We plan to leverage the continued trend of OEMs and Tier 1 suppliers outsourcing the manufacture of components, assemblies and sub-systems to fewer preferred suppliers. As aircraft continue to become more technically sophisticated, we believe OEMs and Tier 1 suppliers will likely rely even more on their most trusted suppliers to assist in aircraft design and to supply critical components and assemblies. As an example, we have increased our shipset value on a developmental corporate and regional jet program. We intend to strategically invest in our own technologies and facilities to expand our capabilities and be better able to support our customers’ needs with more advanced materials and at increasingly competitive pricing. We intend to pursue new opportunities on platforms such as the 737 MAX, 787, and Airbus A320neo and increase our content on our existing programs. We expect opportunities to win more content as our customers are forced to increase outsourcing as capacity constraints intensify. In addition, we may pursue additional acquisitions to add complementary products and services. Due to the fragmented nature of much of the market for aircraft products and services, we believe that additional acquisition opportunities exist in the aerospace industry. We continually evaluate acquisition opportunities that may include small, focused acquisition of specific product lines or capabilities as well as larger strategic opportunities.

The Transactions

New Revolving Credit Facility
In connection with this offering, we, together with certain of our subsidiaries, also intend to enter into the New Revolving Credit Facility with, among others, Royal Bank of Canada, as administrative agent. The New Revolving Credit Facility will provide financing of up to $90 million, and we expect to draw down approximately $15 million under the New Revolving Credit Facility in connection with this offering to pay for related fees and expenses. As used herein, the term “Transactions” shall mean, collectively, our entering into our New Revolving Credit Facility, issuing the notes and using the net proceeds from this offering along with a drawdown on our New Revolving Credit Facility to repay the Existing Credit Agreement (as defined below).

Use of Proceeds from this Offering
The net proceeds from the sale of the notes, after deducting expenses of the offering, including discounts to the Initial Purchasers, are estimated to be approximately $        million. We intend to use the net proceeds of this offering, together with initial borrowings under the New Revolving Credit Facility, to repay the full amounts outstanding under our existing credit agreement by and among certain of our subsidiaries, the lenders party thereto, Royal Bank of Canada, as administrative agent, and Wells Fargo Bank, National Association, as syndication agent (the “Existing Credit Agreement”) and for related fees and expenses.

Recent Developments

We are undergoing a comprehensive review of our cost structure and have recently implemented initiatives that we expect to generate approximately $6 million of annualized cost savings. This is in addition to actions we commenced during the fourth quarter of 2013, such as headcount reductions and the closure of our Precise Machine facility in Fort Worth, Texas, that are projected to result in approximately $3.9 million of annualized cost savings when fully implemented.

Corporate Information

We are a Missouri corporation. Our principal executive offices are located at 411 Fountain Lakes Blvd., St. Charles, Missouri 63301. Our telephone number there is (636) 946-6525. The address of our website is www.lmiaerospace.com. The information set forth on, or connected to, our website is expressly not incorporated by reference into, and does not constitute a part of, this offering memorandum.

SUMMARY HISTORICAL CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The table below sets forth our summary historical condensed consolidated financial data for each of the years in the three-year period ended December 31, 2013, each of the three-month periods ended March 31, 2013 and March 31, 2014, and as of and for the twelve months ended March 31, 2014.

The annual historical information has been derived from our audited consolidated financial statements as of and for the years ended December 31, 2011, 2012 and 2013, which are included herein. The consolidated interim historical financial information as of and for the three months ended March 31, 2013 and 2014 has been derived from our unaudited condensed consolidated financial statements for such periods included herein. The balance sheet information as of December 31, 2011 and March 31, 2013 has been derived from our audited consolidated financial statements and unaudited interim condensed consolidated financial statements, respectively, not included herein. Our historical results are not necessarily indicative of our future results and the results for the three months and twelve months ended March 31, 2014 are not necessarily indicative of the results that may be expected for the year ending December 31, 2014. The unaudited historical financial data for the twelve months ended March 31, 2014 has been derived by adding the financial data for the year ended December 31, 2013 to the financial data for the three months ended March 31, 2014 and subtracting the financial data for the three months ended March 31, 2013.

This summary financial information is qualified by reference to, and should be read in conjunction with, our historical consolidated financial statements, including notes thereto, the section titled “Selected Historical Consolidated Financial Data,” and the section titled ‘‘Management’s Discussion and Analysis of Financial Condition and Results of Operations’’ included elsewhere in this offering memorandum.

	As of and for the Fiscal Years Ended December 31,			(Unaudited) As of and for the Three Months Ended March 31,		(Unaudited) As of and for the Last Twelve Months Ended March 31,
	2011	2012	2013	2013	2014	2014
Statement of Operations Data:
(dollars in thousands) Net sales	$254,040	$278,629	$412,557	$106,066	$95,751	$402,242
Cost of sales	194,390	210,321	332,695	86,012	78,290	324,973
Gross profit	59,650	68,308	79,862	20,054	17,461	77,269
Selling, general & administrative expenses	33,563	36,891	55,862	13,828	13,344	55,377
Impairment expense(1)	1,163	0	77,750	0	0	77,750
Contingent consideration write-off(2)	0	0	(7,950)	0	0	(7,950)
Acquisition expense(3)	0	5,362	247	153	0	94
Severance and restructuring costs(4)	0	0	3,073	0	428	3,501
(Loss) income from operations	24,924	26,055	(49,120)	6,073	3,689	(51,503)
Other income (expense), net						0
Interest expense	(669)	(1,771)	(16,962)	(4,113)	(4,259)	(17,108)
Other income (expense), net	(730)	356	618	480	112	250
Total other expense	(1,399)	(1,415)	(16,344)	(3,633)	(4,147)	(16,858)
(Loss) income before income taxes	23,525	24,640	(65,464)	2,440	(458)	(68,361)
(Benefit) provision for income taxes(5)	7,136	8,153	(6,979)	603	(16)	(7,598)
Net (loss) income	16,389	16,487	(58,485)	1,837	(442)	(60,763)
Selected Business Segment Data:
Large commercial aircraft	$ 65,952	$72,617	$159,091	$37,475	$38,500	$ 160,116
Corporate and regional aircraft	53,380	57,570	89,318	25,755	20,750	84,313

Military	36,290	35,891	57,063	14,006	12,108	55,165
Other	12,523	8,905	26,225	5,778	6,346	26,793
Total Aerostructures segment net sales	$168,145	$174,983	$331,697	$83,014	$77,704	$ 326,387
Large commercial aircraft	31,063	29,738	37,256	7,504	9,967	39,719
Corporate and regional aircraft	24,967	31,532	17,877	6,164	3,354	15,067
Military	20,368	36,967	19,862	7,538	2,373	14,697
Other	11,129	7,369	8,722	2,441	3,012	9,293
Total Engineering Services segment net sales	$87,527	$105,606	$83,717	$23,647	$18,706	$ 78,776
Elimination	(1,632)	(1,960)	(2,857)	(595)	(659)	(2,921)
Total net sales	$254,040	$278,629	$412,557	$106,066	$95,751	$402,242

Balance Sheet Data:
Cash and cash equivalents	$7,868	$4,347	$1,572	$771	$2,295	$2,295
Trade accounts receivable, net	42,720	69,159	72,853	83,081	65,079	65,079
Inventories	51,081	90,039	113,178	97,614	117,248	117,248
Property, plant, and equipment, net	27,340	96,218	103,375	104,080	102,369	102,369
Total assets	204,606	527,964	480,051	552,014	474,543	474,543
Total long term debt	29	260,699	290,611	278,722	285,256	285,256
Shareholders’ equity	167,785	200,954	144,144	203,745	144,560	144,560
Selected Statement of Cash Flows Data:
Cash (used) provided by operating activities	$16,175	$8,799	$(8,349)	$(10,462)	$10,015	$12,128
Cash used by investing activities	(9,997)	(235,000)	(22,253)	(10,726)	(3,970)	(15,497)
Cash (used) provided by financing activities	(257)	222,680	27,827	17,612	(5,322)	4,893
Capital expenditures(6)	(10,267)	(18,783)	(23,738)	(12,592)	(4,869)	(16,015)
Other Financial Data:
Backlog (end of period) (millions)	$220.8	$371.4	$470.6	$432.5	$454.9	$454.9
Reported Adjusted EBITDA	$33,347	$40,905	$49,937	$14,214	$10,213	$45,936
Reported Adjusted EBITDA margin	13.1%	14.7%	12.1%	13.4%	10.7%	11.4%
Covenant Adjusted EBITDA (7)	$34,737	$42,189	$56,622	N/A	N/A	$59,381
Covenant Adjusted EBITDA margin(8)	13.7%	15.1%	13.7%	N/A	N/A	14.8%
Net debt	(7,839)	256,352	289,039	277,951	282,961	282,961
As Adjusted Financial Data (9)
Cash and cash equivalents						$ 2,295
Total debt						293,268
Net debt						290,973
Cash interest expense						19,492
Ratio of as adjusted net debt to Covenant Adjusted EBITDA						4.9x
Ratio of Covenant Adjusted EBITDA to cash interest expense						3.0x

(1) During the fourth quarter of fiscal 2013, we performed the annual impairment analysis and determined that carrying value for goodwill for Valent was above its fair value. As a result, a non-cash goodwill impairment charge of $73,528 was recorded.

In the second quarter of 2013, we started an initiative to rebrand our core engineering business and as result the D3 Technologies name is no longer being used. Therefore, the $4,222 indefinite lived intangible asset related to that trade name was deemed to be fully impaired. During the first quarter of 2011, a triggering event occurred with regard to a certain proprietary technology intangible asset as a result of a failure to conclude a possible sale of a product line resulting in a non-cash charge of $1,163 related to Intec.

(2) In the second quarter of 2013, we realized a $7,950 non-cash benefit related to the write-off of the contingent consideration associated with the December 2012 purchase of Valent. The earnings levels required to be achieved by Valent in order for former Valent interest holders to be paid contingent consideration were not achieved by the required date of December 31, 2013.

(3) Includes investment banking, accounting, legal, tax and valuation expenses primarily as a direct result of the TASS and Valent acquisitions.

(4) Includes $453 related to the closure of the Precise Machine facility in Fort Worth, Texas and $2,620 related to the separation agreement reached with key members of Valent.

(5) Includes a $17,718 valuation charge against deferred tax assets at December 31, 2013 related to the goodwill impairment at Valent noted in (1) above.

(6) Includes $411 and $746 related to equipment capital leases in 2013 and 2012, respectively.

(7) EBITDA represents net income (loss) before interest expense, provision for income taxes, net depreciation and amortization. Covenant Adjusted EBITDA, as included in this section of the offering memorandum, differs from Reported Adjusted EBITDA. “Reported Adjusted EBITDA,” as we use such term in this section and elsewhere in this offering memorandum, means the Adjusted EBITDA measure we have previously disclosed in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed or furnished pursuant to the Exchange Act.

Reported Adjusted EBITDA represents EBITDA adjusted for non-cash items and items which are not considered by management to be indicative of our underlying results. Covenant Adjusted EBITDA represents Reported Adjusted EBITDA adjusted for expected future cost savings and synergies, cumulative catch-up adjustments on long-term contracts, non-cash defined contribution plan expense and other tax expense. We believe that the inclusion of supplementary adjustments to EBITDA applied in presenting Reported Adjusted EBITDA and Covenant Adjusted EBITDA are appropriate to provide additional information to investors about our financial performance. However, we may have incurred the charges and expenses that constitute these adjustments in prior periods and we may incur them in future periods. These expectations are forward-looking statements within the meaning of the securities laws and actual results may vary due to various risks and other factors outside of our control, including those identified in the section entitled “Risk Factors.”

Such supplementary adjustments to EBITDA are not in accordance with rules adopted by the SEC that apply to registration statements filed under the Securities Act and periodic reports filed under the Exchange Act. These rules prohibit the adjustment of non-GAAP financial measure to eliminate or smooth items when the nature of the charge is such that it is reasonably likely to recur within two years or threre was a similar charge within the prior two years. Investors are therefore cautioned not to place undue reliance on EBITDA, Reported Adjusted EBITDA or Covenant Adjusted EBITDA and financial ratios based on EBITDA, Reported Adjusted EBITDA or Covenant Adjusted EBITDA. EBITDA, Reported Adjusted EBITDA and Covenant Adjusted EBITDA have limitations as analytical tools, as discussed in the section titled “Non-GAAP Financial Measures.”

The following table provides a reconciliation of EBITDA, Reported Adjusted EBITDA and Covenant Adjusted EBITDA to net income for the periods presented.

	As of and for the Fiscal Years Ended December 31,			(Unaudited) As of and for the Three Months Ended March 31,		(Unaudited) As of and for the Twelve Months Ended March 31,
	2011	2012	2013	2013	2014	2014
Net income (loss)	$16,389	$16,487	$(58,485)	$1,837	$(442)	$(60,764)
Depreciation and amortization	7,241	7,994	20,560	4,791	5,547	21,316
Goodwill and intangible asset impairment	1,163	0	77,750	0	0	77,750
Interest expense	669	1,771	16,962	4,113	4,259	17,108
Income tax (benefit) expense	7,136	8,153	(6,979)	603	(16)	(7,598)
EBITDA	$32,598	$34,405	$49,808	$11,344	$9,348	$47,812
Stock-based compensation	1,254	1,494	1,615	360	301	1,556
Restructuring Expense	0	-	3,073	0	428	3,501
Integration Expense	0	-	1,265	340	248	1,173
Fair value step up on acquired inventories	0	0	2,497	2,497	0	0
Acquisition expenses	0	5,362	247	153	0	94
Contingent consideration write-off	(1,235)	0	(7,950)	0	0	(7,950)
Other (net)	730	(356)	(618)	(480)	(112)	(250)
Reported Adjusted EBITDA (as reported in our prior filings)	$33,347	$40,905	$49,937	$14,214	$10,213	$45,936
Expected future cost savings and synergies(a)	0	0	3,850	0	0	10,265
Cumulative catch-up adjustments on long-term contracts	287	(68)	1,503	0	0	1,941
Non-cash defined contribution plan expense	806	882	830	0	0	812
Other tax expense	297	470	502	0	0	427
Covenant Adjusted EBITDA	$34,737	$42,189	$56,622	0	0	$59,381

(a) Expected future cost savings and synergies for the year ended December 31, 2013 includes projected savings of $600 related to headcount rationalization in November 2013; $750 related to outside service and expense rationalization; and $2,500 related to the relocation of our machining operations at our Savannah, Georgia facility to other locations and the closure of our Precise Machine facility in Fort Worth, Texas, each of which were completed in May 2014 (collectively, the “facility rationalization”). Expected future cost savings and synergies for the twelve months ended March 31, 2014 includes projected savings of $6,188 related to headcount rationalization of 77 net full time employees across our Aerostructures, Engineering and general corporate functions completed between November 2013 and June 2, 2014; $1,577 related to expense rationalization, including the in-sourcing of certain outside functions; and $2,500 related to the facility rationalization.
(8) Covenant Adjusted EBITDA margin, as included in this section of the offering memorandum, differs from Reported Adjusted EBITDA margin. “Reported Adjusted EBITDA margin,” as we use such term in this section, means the Adjusted EBITDA margin, or Adjusted EBITDA as a percentage of net sales, referenced in documents we have previously filed or furnished pursuant to the Exchange Act. Covenant Adjusted EBITDA margin represents Covenant Adjusted EBITDA divided by net sales.
(9) “As Adjusted Financial Data” represents cash and cash equivalents, total debt, net debt, cash interest expense and related ratios as of the twelve months ended March 31, 2014, as if the issuance of the notes and the other transactions had been completed on such date.

Risk Factors

Any investment in the notes involves a high degree of risk. You should carefully consider the risks described below and all of the information contained in this offering memorandum before deciding whether to purchase the notes. If any of those risks actually occurs, our business, financial condition, results of operations, ability to meet our financial obligations and prospects could suffer, in which case you may lose part or all of your investment. The risks discussed below also include forward-looking statements, and our actual results may differ substantially from those discussed in these forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements” in this offering memorandum.
Risks Related to the Company and Industry

We may not be able to generate sufficient cash to service all of our indebtedness and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

Our ability to make scheduled payments on or to refinance our debt obligations, including the notes, depends on our financial condition and operating performance, which are subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We may be unable to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on the notes or any other indebtedness we may assume from time to time.
If our cash flows and capital resources are insufficient to fund our debt service obligations, we could face substantial liquidity problems and could be forced to reduce or delay investments and capital expenditures or to dispose of material assets or operations, seek additional debt or equity capital or restructure or refinance our indebtedness. We may not be able to affect any such alternative measures, if necessary, on commercially reasonable terms or at all and, even if successful, such alternative actions may not allow us to meet our scheduled debt service obligations. Our New Revolving Credit Facility will restrict our ability to dispose of assets and use the proceeds from any such dispositions. We may not be able to consummate those dispositions or to obtain proceeds in an amount sufficient to meet any debt service obligations then due.

Demand for our defense-related products depends upon government spending.

A material portion of our sales, approximately 17.4% in the twelve-month period ended March 31, 2014, are derived from the military market. The military market is largely dependent upon government budgets, particularly the U.S. defense budget. The funding of government programs is subject to Congressional appropriation and the possibility of sequestration. Although multi-year contracts may be authorized in connection with major procurements, the U.S. Congress generally appropriates funds on a fiscal year basis even though a program may be expected to continue for several years. Consequently, programs, including those that require our components, may be only partially funded or may never enter full-scale production as expected. As a result, future U.S. defense spending may not be allocated to programs that would benefit our business or at levels that we had anticipated. A decrease in levels of defense spending or the government's termination of, or failure to fully fund, one or more of the contracts for the programs in which we participate would adversely impact our revenues and cash flow.
Most U.S. government contracts for which we subcontract can be terminated by the U.S. government either for its convenience or if the prime contractor defaults by failing to perform under the contract. In addition, the prime contractor typically has the right to terminate our subcontract for its convenience or if we default by failing to perform under the subcontract. Termination for convenience provisions generally permit us to recover only our costs incurred or committed, plus settlement expenses and a reasonable profit, which may be different from what we bid or our historical profit rates, on the work completed prior to termination.

We are subject to the cyclical nature of the aerospace industry, and any future downturn in the aerospace industry or general economic conditions could cause our sales and operating income to decrease.

For the twelve-month period ended March 31, 2014, we derived approximately 91% of our revenue from the sale of services and components for the aerospace industry. Consequently, our business is directly affected by certain characteristics of and trends in the aerospace industry or general economic conditions that affect our customers, such as:

•	fluctuations in the aerospace industry’s business cycle;

•
new programs in commercial, military, and general aviation have historically experienced significant delays and engineering changes which adversely impact our net sales, results of operations and cash flow;

•	varying fuel and labor costs;

•	intense price competition and regulatory scrutiny;

•	certain trends, including a possible decrease in aviation activity, a decrease in outsourcing by aircraft manufacturers or the failure of projected market growth to materialize or continue;

•	changes in military budgeting, sequestration and procurement for certain military aircraft;

•	sequestration may result in excess capacity potentially putting additional pressure on prices; and

•	military trend toward utilizing more Unmanned Aerial Vehicles, reducing the demand for more traditional military aircraft (e.g. Boeing F-18, General Dynamics F-16 and Lockheed Martin F-35).
In the event that these characteristics and trends adversely affect customers in the aerospace industry, they will reduce the overall demand for our products and services, thereby decreasing our sales and operating income.

Compliance with and changes in environmental, health and safety laws and other laws that regulate the operation of our business and industry standards could increase the cost of production and expose us to regulatory claims.

Our operations are subject to extensive and frequently changing federal, state and local laws and substantial regulation by government agencies, including the U.S. Environmental Protection Agency (“EPA”), the U.S. Occupational Safety and Health Administration (“OSHA”), the FAA, and the DoD. Among other matters, these agencies impose requirements that:

•	regulate the operation, handling, transportation and disposal of hazardous materials generated or used by us during the normal course of our operations;

•	govern the health and safety of our employees; and

•	require that we meet standards and licensing requirements for aerospace components.

In particular, we use and generate hazardous waste in our operations. Consequently, we monitor hazardous waste management and applicable environmental permitting and reporting for compliance with applicable laws at our locations in the ordinary course of our business. We may be subject to potential material liabilities relating to any investigation and cleanup of any contamination at our locations or properties where we deliver hazardous waste for handling or disposal and to claims alleging personal injury. In addition, we have incurred, and expect to continue to incur, costs to comply with environmental laws and regulations. The adoption of new laws and regulations, stricter enforcement of existing laws and regulations, the discovery of previously unknown contamination or the imposition of new cleanup requirements could require us to incur costs and become subject to new or increased liabilities that could increase our operating costs and adversely affect the manner in which we conduct our business.

We are involved with the Attorney General of the State of Missouri with respect to allegations of violations of certain state environmental regulations by Ozark Mountain Technologies (“OMT”), our subsidiary located in Cuba, Missouri. We are involved with the EPA and Missouri Department of Natural Resources with respect to other possible instances of environmental non-compliance that we voluntary reported following our voluntary, comprehensive internal audit of OMT’s facility.
    We are involved with the EPA and the U.S. Department of Justice (“DoJ”) with respect to an investigation into allegations of low pH wastewater releases at OMT’s facility (the “Waste Water Allegations”). On May 6, 2014, we received information from the DoJ that indicated the DoJ is prepared to move forward with a one count indictment naming OMT as a defendant. The DoJ has also advised that the alleged violations may subject us to fines. We cannot, however, estimate the amount of such fines at this time because we do not have sufficient information regarding the allegations. Based on the information we do have, we continue to believe the Waste Water Allegations do not have substantial merit and are seeking to work with the DoJ to reach a resolution of this matter. Any charges filed, monetary sanctions imposed or other actions taken by any of these agencies could result in a material adverse effect on us.

We are also subject to U.S. Export Regulations, including the Arms Export Control Act, associated International Traffic in Arms Regulations and Export Administration Regulations and the Foreign Corrupt Practices Act. Failure to comply with such regulations could result in substantial fines, significant time and costs related to training personnel for cause and corrective action, penalties and limit our ability to export certain products.

While we require FAA certifications only to a limited extent, we typically are required to maintain third-party registrations with respect to industry specification standards, such as AS9100 and NADCAP, for our quality systems and processes. In fact, many individual OEMs and Tier 1 suppliers require certifications or approvals of our work based on third-party registrations in order to engineer and serve the systems and components used in specific aircraft models. If material OEM certifications or approvals were to be revoked or suspended, OEMs might cease purchasing our products.

Moreover, if in the future new or more stringent governmental regulations are adopted, or industry oversight heightened, such action could result in our incurrence of significant additional costs and have an adverse effect on our financial condition or results of operation.

Risks Related to the Notes and Transactions

Our substantial level of indebtedness following the offering may adversely affect our cash flow and our ability to operate our business, which could prevent us from fulfilling our obligations under the notes.
As of March 31, 2014, on an as adjusted basis after giving effect to the issuance of the notes offered hereby and the application of the net proceeds therefrom, we would have had approximately $293.3 million of total debt outstanding, including the notes offered hereby and approximately $12.2 million of borrowings under our New Revolving Credit Facility.
Our substantial level of indebtedness could have important consequences to you and significant effects on our business, including the following:

•
we must use a substantial portion of our cash flow from operations to pay interest on the notes and our other indebtedness, which will reduce the funds available to use for operations and other purposes including our other financial obligations;

•	our ability to obtain additional financing for working capital, capital expenditures, strategic acquisitions or general corporate purposes may be impaired;

•	we could be at a competitive disadvantage compared to our competitors that may have proportionately less debt;

•	our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate may be limited;

•	our ability to fund a change of control offer may be limited; and

•	we may be more vulnerable to economic downturns and adverse developments in our business.

We expect to obtain the funds to pay our expenses and to repay our indebtedness following completion of this offering primarily from our operations and, in the case of our current indebtedness, from the refinancing thereof. Our ability to meet our expenses and make these payments therefore depends on our future performance, which will be affected by financial, business, economic and other factors, many of which we cannot control. Our business may not generate sufficient cash flow from operations in the future, and our currently anticipated growth in revenue and cash flow may not be realized, either or both of which could result in our being unable to repay indebtedness, including the notes, or to fund other liquidity needs. If we do not have enough funds, we may be required to refinance all or part of our then existing debt, sell assets or borrow more funds, which we may not be able to accomplish on terms acceptable to us, or at all. In addition, the terms of existing or future debt agreements may restrict us from pursuing any of these alternatives.
The Indenture will impose significant operating and financial restrictions, which may prevent us from pursuing certain business opportunities and taking certain actions that may be potentially profitable or in our best interests.
The Indenture will impose, and future debt agreements may impose, operating and financial restrictions on us. These restrictions limit or prohibit, among other things, our ability to:

•	incur or guarantee additional indebtedness or issue certain preferred stock;

•	make certain investments or acquisitions;

•	issue stock of subsidiaries;

•	grant or permit certain liens on our assets;

•	enter into certain transactions with affiliates;

•	pay dividends, redeem subordinated debt or make other restricted payments;

•	merge, consolidate or transfer substantially all of our assets;

•	incur dividend or other payment restrictions affecting certain of our subsidiaries;

•	transfer, sell or acquire assets, including capital stock of our subsidiaries; and

•	change the business we conduct.

These covenants could adversely affect our ability to finance our future operations or capital needs, withstand a future downturn in our business or the economy in general, engage in business activities, including future opportunities that may be in our interest, and plan for or react to market conditions or otherwise execute our business strategies. A breach of any of these covenants could result in a default in respect of the related indebtedness. If a default occurs, the relevant lenders or holders of such indebtedness could elect to declare the indebtedness, together with accrued interest and other fees, to be immediately due and payable and proceed against any collateral securing that indebtedness. Acceleration of our other indebtedness could result in a default under the terms of the Indenture. There is no guarantee that we would be able to satisfy our obligations if any of our indebtedness is accelerated.

Our New Revolving Credit Facility will contain financial covenants and other restrictive covenants that limit our flexibility. We may not be able to comply with these covenants, which could result in the amounts outstanding under our New Revolving Credit Facility becoming immediately due and payable.

Our New Revolving Credit Facility will require us to comply with certain financial covenants based on outstanding amounts. Accordingly, if our performance significantly worsens, we could become non-compliant with such covenants. If we fail to meet any covenants in our New Revolving Credit Facility and cannot secure a waiver of such failure, the lenders under our New Revolving Credit Facility would be entitled to exercise various rights, including causing the amounts outstanding to become immediately due and payable.

In addition, our New Revolving Credit Facility will contain other restrictive covenants, including covenants that limit and in some circumstances prohibit, our ability to, among other things, incur additional debt, sell, lease or transfer our assets, pay dividends, make investments, loans, advances and acquisition, engage in sale-leaseback transactions, guarantee debt or obligations, create liens, enter into transactions with our affiliates and enter into certain merger, consolidation or other reorganization transactions. We would also be subject to requirements to make mandatory prepayments, with no reduction of the commitment amount, with the net proceeds of certain asset sales and debt issuances. These restrictions could limit our ability to obtain future financing, make acquisitions or needed capital expenditures, withstand the current or future downturns in our business or the economy in general, conduct operations or otherwise take advantage of business opportunities that may arise, any of which could place us at a competitive disadvantage relative to our competitors that have less debt and are not subject to such restrictions.

Due to many factors beyond our control, we may not be able to generate sufficient cash to service all of our indebtedness, including the notes, and meet our other ongoing liquidity needs, and we may be forced to take other actions to satisfy our obligations under our debt agreements, which may not be successful.
Our ability to make scheduled payments on or to refinance our debt obligations and to fund any future capital expenditures and meet our other ongoing liquidity needs depends on our financial condition and operating performance, which are subject to prevailing economic and competitive conditions, fluctuations to such conditions, and to certain financial, business and other factors beyond our control. Our business may not generate sufficient cash flow from operations in the future and our currently anticipated levels of revenue and cash flow may not be realized, either or both of which could result in our being unable to repay the principal, premium, if any, and interest on our indebtedness, including borrowings under our New Revolving Credit Facility and the notes.
If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay investments and capital expenditures, sell assets, seek additional capital or restructure or refinance our indebtedness, including our indebtedness under our New Revolving Credit Facility and the notes. Our ability to restructure or refinance our debt will depend on the condition of the capital markets and our financial condition at such time and may require our lenders’ consent, which we may not be able to obtain. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous borrowing covenants, which could further restrict our business operations. In addition, any failure to make payments of principal and interest on our outstanding indebtedness on a timely basis would likely result in a reduction of our credit rating, which could harm our ability to incur additional indebtedness. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations.
Despite our substantial indebtedness level currently and following this offering, we and any of our existing or future subsidiaries may still be able to incur substantially more debt, which could exacerbate the risks associated with our substantial leverage.
We and any of our existing and future subsidiaries may be able to incur substantial additional indebtedness in the future. Although the terms of the Indenture and our New Revolving Credit Facility will contain limitations on our ability to incur additional indebtedness, these restrictions are subject to a number of qualifications and exceptions. Liens on our and the Guarantors’ assets securing our New Revolving Credit Facility will have priority over the liens securing the notes. If we incur any additional indebtedness that ranks equally with the notes, the holders of that additional debt will be entitled to share ratably with the holders of the notes in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding up of the Company. If new debt is added to our or any of our subsidiaries’ current debt levels, the related risks that we now face could be exacerbated. See “Description of Certain Indebtedness.”

Our ability to make any required payment on the notes is dependent on the operations of and the distribution of funds from our subsidiaries.
We depend on dividends and other distributions from our subsidiaries to generate the funds necessary to meet our obligations, including our required obligations under the notes. Each of our subsidiaries is a legally distinct entity, and while certain of our subsidiaries will guarantee the notes, such guarantees are subject to risks. See “-Federal and state fraudulent transfer laws may permit a court to void the notes and the guarantees, subordinate claims in respect of the notes and the guarantees and require noteholders to return payments received and, if that occurs, you may not receive any payments on the notes.” The ability of our subsidiaries to pay dividends and make distributions will be subject to, among other things, the terms of any debt instruments of our subsidiaries then in effect and applicable law. If distributions from our subsidiaries to us were eliminated, delayed, reduced or otherwise impaired, our ability to make payments on the notes would be substantially impaired.
The second-priority liens on the collateral securing the notes will be junior and subordinate to the liens on the collateral securing our obligations under the New Revolving Credit Facility and Industrial Revenue Bonds (“IRBs”) with the cities of Washington, Missouri and Fredonia, Kansas. If we default, the value of the collateral may not be sufficient to repay all of the lenders under the New Revolving Credit Facility, the holders of the IRBs, and the holders of the notes.
The rights of the holders of the notes with respect to the collateral securing the notes will be limited pursuant to the terms of the collateral documents relating to the notes and the intercreditor agreement. As a consequence of the terms of lien subordination under an intercreditor agreement, the notes and the guarantees will be effectively subordinated to our New Revolving Credit Facility to the extent of the value of the collateral that will secure such indebtedness. The notes and the guarantees will also be subordinated to certain of our other existing indebtedness, including the IRBs and capital leases and other asset-backed promissory notes relating to our machinery and aircraft, the aggregate amount of which is approximate $31 million as of March 31, 2014. Accordingly, any proceeds received upon a realization of the collateral securing the notes will be applied first to amounts due under the New Revolving Credit Facility and IRBs before any amounts will be available to pay the holders of the notes.
In addition to permitted liens under the New Revolving Credit Facility and the IRBs, the imposition of certain permitted liens under the Indenture will cause the assets on which such liens are imposed to be excluded from the collateral securing the notes and the guarantees. There are also certain other categories of property that are also excluded from the collateral.
The Indenture will permit liens in favor of third parties to secure certain indebtedness, such as purchase money indebtedness and capital lease obligations, and assets subject to such liens will in certain circumstances be excluded from the collateral securing the notes and the guarantees. Our ability to incur purchase money indebtedness and capital lease obligations is subject to limitations as described in “Description of Notes.” In addition, certain categories of assets are excluded from the collateral securing the notes and the guarantees. See “Description of Notes-Security.” If an event of default occurs and the notes are accelerated, the notes and the guarantees will rank equally with the holders of other unsubordinated and unsecured indebtedness of the relevant entity with respect to such excluded property and effectively subordinated to holders of obligations secured by a lien on such excluded property.
The value of the collateral securing the notes may not be sufficient to pay the amounts we owe under the notes. As a result, holders of the notes may not receive full payment on their notes following an event of default by us.
The proceeds of any sale of collateral securing the notes following an event of default with respect thereto may not be sufficient to satisfy, and may be substantially less than, amounts due on the notes. No appraisal has been made of the collateral.
The value of the collateral in the event of liquidation will depend upon prevailing and fluctuating market and economic conditions, the availability of buyers and similar factors. The collateral does not include contracts, agreements, licenses and other rights that by their express terms prohibit the assignment thereof or the grant of a security interest therein. Some of these may be material to us, and such exclusion could adversely affect the value of the collateral. Further, the value of the collateral could be impaired in the future as a result of our failure to successfully implement our business strategy, competition and other factors. By its nature, some or all of the collateral may not have a readily ascertainable market value or may not be saleable or, if saleable, there may be substantial delays in its liquidation.
To the extent that liens, security interests and other rights granted to other parties (including the lenders under our New Revolving Credit Facility) encumber assets owned by us, those parties have or may exercise rights and remedies with respect to the property subject to their liens that could adversely affect the value of that collateral and the ability of the trustee under the Indenture, the collateral agent or the holders of the notes to realize or foreclose on that collateral. Because the liens securing the notes will be contractually subordinated to the liens securing our New Revolving Credit Facility, we cannot assure investors in the notes that liquidating the collateral securing the notes would produce proceeds in an amount sufficient to pay any amounts due under the notes after also satisfying the obligations to pay any creditors with prior claims on the collateral. In addition, under the intercreditor agreement between the collateral agent and the lenders under our New Revolving Credit Facility, the right of the lenders to exercise remedies with respect to the collateral could delay liquidation of the collateral.
Bankruptcy laws and other laws relating to foreclosure and sale also could substantially delay or prevent the ability of the trustee or any holder of the notes to obtain the benefit of any collateral securing the notes. Such delays could adversely affect the value of the collateral.
If the proceeds of any sale of collateral are not sufficient to repay all amounts due on the notes, the holders of the notes (to the extent not repaid from the proceeds of the sale of the collateral) would have only an unsecured claim against our remaining assets.
We or the holders of our first priority lien obligations will, in most cases, have control over the collateral, and the sale of particular assets by us or such first priority lien holders could reduce the pool of assets securing the notes and the guarantees.
The collateral documents allow us, in most cases, to remain in possession of, retain exclusive control over, freely operate, and collect, invest and dispose of any income from, the collateral securing the notes and the guarantees.  In addition, the holders of our first priority liens have the authority to cause the collateral agent to dispose of, release, foreclose on or take other actions with respect to the collateral, and there are circumstances other than repayment or discharge of the notes under which the collateral securing the notes and guarantees will be released automatically.
We or our first priority lien holders could take actions with respect to the collateral securing the notes that you will be unable to prevent, even if you disagree with such actions or they are contrary to your interests. Also, the collateral and the guarantees will be released automatically if, for example, there is a sale, transfer or other disposal of such collateral in a transaction not prohibited under the Indenture; with respect to collateral held by a Guarantor, upon the release of such Guarantor from its guarantee; and to the extent we have defeased or satisfied and discharged the Indenture. Under those circumstances, the guarantee of a subsidiary Guarantor will be automatically released to the extent it is released in connection with a sale of such subsidiary Guarantor in a transaction not prohibited by the Indenture. Accordingly, the assets securing the notes and guarantees could be reduced without your consent or the consent of the trustee under the Indenture.
The Indenture will permit us to designate one or more of our restricted subsidiaries that is a Guarantor of the notes as an unrestricted subsidiary.
The Indenture will permit us to designate one or more of our restricted subsidiaries that is a Guarantor of the notes as an unrestricted subsidiary to ensure that we comply with certain of our covenants contained therein. If we designate such a subsidiary Guarantor as an unrestricted subsidiary for purposes of the Indenture, all of the liens on any collateral owned by such subsidiary or any of its subsidiaries and any guarantees of the notes by such subsidiary or any of its subsidiaries will be released under the Indenture. Designation of an unrestricted subsidiary will reduce the aggregate value of the collateral securing the notes to the extent that liens on the assets of the unrestricted subsidiary and its subsidiaries are released. In addition, the creditors of the unrestricted subsidiary and its subsidiaries will have a senior claim on the assets of such unrestricted subsidiary and its subsidiaries.
Any future pledge of collateral might be voidable in bankruptcy.
Any future pledge of collateral in favor of the collateral agent for the notes, including pursuant to security documents delivered after the date of the Indenture, might be voidable by the pledgor (as debtor in possession) or by its trustee in bankruptcy if certain events or circumstances exist or occur, including, among others, if the pledgor is insolvent at the time of the pledge, the pledge permits the holders of the notes to receive a greater recovery than if the pledge had not been given and a bankruptcy proceeding in respect of the pledgor is commenced within 90 days following the pledge, or, in certain circumstances, a longer period.
The rights of holders of notes to the collateral securing the notes may be adversely affected by the failure to perfect security interests in the collateral and other issues generally associated with the realization of security interests in collateral.
Your rights in the collateral may be adversely affected by the failure to perfect security interests in certain collateral in the future. Applicable law requires that a security interest in certain tangible and intangible assets can only be properly perfected and its priority retained through certain actions undertaken by the secured party, and that certain property and rights acquired after the grant of a general security interest, such as equipment subject to a certificate and certain proceeds, can be perfected only at the time at which such property and rights are acquired and identified. The trustee under the Indenture or the collateral agent for the notes may not monitor, or we may not inform the trustee under the Indenture or the collateral agent of, the future acquisition of property and rights that constitute collateral, and necessary action may not be taken to properly perfect the security interest in such after-acquired collateral. Neither the trustee nor the collateral agent for the notes has any obligation to monitor the acquisition of additional property or rights that constitute collateral or the perfection of any security interest in favor of the notes against third parties. A failure to do so may result in the loss of the security interest therein or the priority of the security interest in favor of the notes against third parties.
In addition, the security interest of the collateral agent for the notes will be subject to practical challenges generally associated with the realization of security interests in collateral. For example, we may need to obtain the consent of third parties and make additional filings. If we are unable to obtain these consents or make these filings, the security interests may be invalid and the holders of the notes will not be entitled to the collateral or any recovery with respect to the collateral. The collateral agent may not be able to obtain any such consent. Further, the consents of any third parties may not be given when required to facilitate a foreclosure on such collateral. Accordingly, the collateral agent may not have the ability to foreclose upon those assets, and the value of the collateral may significantly decrease.
Rights of holders of notes in the collateral securing the notes may be adversely affected by bankruptcy proceedings.
The right of the collateral agent for the notes to repossess and dispose of the collateral securing the notes upon acceleration is likely to be significantly impaired by federal bankruptcy law if bankruptcy proceedings are commenced by or against us prior to or possibly even after the collateral agent has repossessed and disposed of the collateral. Under the U.S. Bankruptcy Code, a secured creditor, such as the collateral agent for the notes, is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from a debtor, without bankruptcy court approval, which may not be given. Moreover, bankruptcy law permits the debtor to continue to retain and to use collateral, and the proceeds, products, rents or profits of the collateral, even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to circumstances, but it is intended in general to protect the value of the secured creditor’s interest in the collateral as of the commencement of the bankruptcy case and may include cash payments or the granting of additional security, if and at such time as the bankruptcy court in its discretion determines, for any diminution in the value of the collateral as a result of the stay of repossession or disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case. A bankruptcy court may determine that a secured creditor may not require compensation for a diminution in the value of its collateral if the value of the collateral exceeds the debt it secures.
In view of the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the notes could be delayed following commencement of a bankruptcy case, whether or when the collateral agent would repossess or dispose of the collateral, or whether or to what extent holders of the notes would be compensated for any delay in payment or loss of value of the collateral through the requirements of “adequate protection.” Furthermore, in the event the bankruptcy court determines that the value of the collateral is not sufficient to repay all amounts due on the notes, the holders of the notes would have “under-secured claims” as to the difference. Federal bankruptcy laws do not permit the payment or accrual of interest, costs and attorneys’ fees for “under-secured claims” during the debtor’s bankruptcy case.
In the event of our bankruptcy, holders of the notes may be deemed to have an unsecured claim to the extent that our obligations in respect of the notes exceed the fair market value of the collateral securing the notes.
In any bankruptcy proceeding with respect to us or any of the Guarantors, it is possible that the bankruptcy trustee, the debtor-in-possession or competing creditors will assert that the fair market value of the collateral with respect to the notes on the date of the bankruptcy filing was less than the then current principal amount of the notes. Upon a finding by the bankruptcy court that the notes are under-collateralized, the claims in the bankruptcy proceeding with respect to the notes would be bifurcated between a secured claim and an unsecured claim, and the unsecured claim would not be entitled to the benefits of security in the collateral. In such event, the secured claims of the holders of the notes would be limited to the value of the collateral.
Other consequences of a finding of under-collateralization would be, among other things, a lack of entitlement on the part of the holders of the notes to receive post-petition interest and a lack of entitlement on the part of the unsecured portion of the notes to receive other ‘‘adequate protection’’ under federal bankruptcy laws. In addition, if any payments of post-petition interest had been made at the time of such a finding of under-collateralization, those payments could be recharacterized by the bankruptcy court as a reduction of the principal amount of the secured claim with respect to the notes.

Federal and state fraudulent transfer laws may permit a court to void the notes and the guarantees, subordinate claims in respect of the notes and the guarantees and require noteholders to return payments received and, if that occurs, you may not receive any payments on the notes.
Federal and state fraudulent transfer and conveyance statutes may apply to the issuance of the notes and the incurrence of any guarantees of the notes. Under federal bankruptcy law and comparable provisions of state fraudulent transfer or conveyance laws, which may vary from state to state, the notes or any guarantee could be voided as a fraudulent transfer or conveyance if (1) we or any Guarantor, as applicable, issued the notes or incurred the guarantees with the intent of hindering, delaying or defrauding creditors or (2) we or any Guarantor, as applicable, received less than reasonably equivalent value or fair consideration in return for either issuing the notes or incurring the guarantees and, in the case of (2) only, one of the following is also true at the time thereof: we or any Guarantor, as applicable, were insolvent or rendered insolvent by reason of the issuance of the notes or the incurrence of the guarantees; the issuance of the notes or the incurrence of the guarantees left us or any Guarantor, as applicable, with an unreasonably small amount of capital to carry on its business; or we or any Guarantor intended to, or believed that we or such Guarantor would, incur debts beyond our or such Guarantor’s ability to pay such debts as they mature.
A court would likely find that we or a Guarantor did not receive reasonably equivalent value or fair consideration for the notes or such guarantee if we or such Guarantor did not substantially benefit directly or indirectly from the issuance of the notes or the applicable guarantee. As a general matter, value is given for a transfer or an obligation if, in exchange for the transfer or obligation, property is transferred or an antecedent debt is secured or satisfied. A debtor will generally not be considered to have received value in connection with a debt offering if the debtor uses the proceeds of that offering to make a dividend payment or otherwise retire or redeem equity securities issued by the debtor.
We cannot be certain as to the standards a court would use to determine whether or not we or such Guarantor were solvent at the relevant time or, regardless of the standard that a court uses, that the issuance of the guarantee would not be further subordinated to our or any Guarantor’s other debt. Generally, however, an entity would be considered insolvent if, at the time it incurred indebtedness: the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all its assets; or the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or it could not pay its debts as they become due.
If a court were to find that the issuance of the notes or the incurrence of the guarantees was a fraudulent transfer or conveyance, the court could void the payment obligations under the notes or such guarantees or further subordinate the notes or such guarantees to presently existing and future indebtedness of ours or of the related Guarantor, or require the holders of the notes to repay any amounts received with respect to such guarantees. In the event of a finding that a fraudulent transfer or conveyance occurred, you may not receive any repayment on the notes. Further, the voidance of the notes could result in an event of default with respect to our and our subsidiaries’ other debt that could result in acceleration of such debt.
Although any guarantee entered into in connection with the issuance of the notes will contain a provision intended to limit that Guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent transfer, this provision may not be effective to protect such guarantee from being voided under fraudulent transfer law, or may reduce that Guarantor’s obligation to an amount that effectively makes its guarantee worthless.
Security over certain collateral may not be in place or perfected by the closing date of this offering.
Certain security interests in the collateral that will secure the notes may not be in place or perfected by the closing date of this offering. To the extent any such security interest is not perfected by such date, we will be required to use our commercially reasonable efforts to have all such security interests perfected, to the extent required by the collateral documents, promptly after the closing date of this offering. We cannot assure you that we will be able to perfect any such security interests, which would reduce the amount of collateral that will secure the notes. To the extent a security interest in certain collateral is perfected following the closing date of this offering, that security interest would remain at risk of having been granted within 90 days of a bankruptcy filing (in which case it might be voided as a preferential transfer by a trustee in bankruptcy) even after the security interests perfected on the closing date of this offering were no longer subject to such risk.
The collateral is subject to casualty risks.
We intend to maintain insurance or otherwise insure against hazards in a manner appropriate and customary for our business. There are, however, certain losses that may be either uninsurable or not economically insurable, in whole or in part.

Insurance proceeds may not compensate us fully for our losses. If there is a complete or partial loss of any of the collateral, the insurance proceeds may not be sufficient to satisfy all of the secured obligations, including the notes and the guarantees.
Certain assets will be excluded from the collateral.
Certain assets will be excluded from the collateral securing the notes, as described under “Description of Notes- Security,” including, among other things, the following:

•
voting equity of any of our first-tier foreign subsidiaries in excess of 65% of the voting equity of such foreign subsidiary, equity of any of our indirect foreign subsidiaries and property and assets of our foreign subsidiaries;

•	items as to which a security interest cannot be granted without violating contract rights or applicable law; and

•
assets securing purchase money debt or capitalized lease obligations permitted to be incurred under the indenture to the extent the documentation relating to such purchase money debt or capitalized lease obligations prohibits such assets from being collateral.

If an event of default occurs and the notes are accelerated, the notes will rank equally with the holders of all of our other unsubordinated and unsecured indebtedness and other liabilities with respect to such excluded assets. As a result, if the value of the collateral that secures the notes and the guarantees is less than the amount of the claims of the holders of the notes, no assurance can be provided that the holders of the notes would receive any substantial recovery from such excluded assets.
The credit ratings assigned to the notes may not reflect all risks of an investment in the notes.
The credit ratings assigned to the notes reflect the rating agencies’ assessments of our ability to make payments on the notes when due. Consequently, actual or anticipated changes in these credit ratings will generally affect the market value of the notes. These credit ratings, however, may not reflect the potential impact of risks related to structure, market or other factors related to the value of the notes.
Our ability to repurchase the notes upon a change of control may be limited by lack of funds or restrictions in our other financing agreements.
Upon the occurrence of specific change of control events, we will be required to offer to repurchase all outstanding notes at 101% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase. In addition, lenders under our New Revolving Credit Facility may have the right to accelerate the indebtedness thereunder upon a change of control. Any of our future debt agreements may contain a similar provision regarding the lender’s right to accelerate the indebtedness upon a change of control. However, we may not have sufficient funds at the time of the change of control to make the required repurchase of notes or repayment of our other indebtedness. The terms of our New Revolving Credit Facility also will limit our ability to purchase your notes under certain conditions. Any of our future debt agreements may contain similar restrictions.
If we fail to repurchase any notes submitted in a change of control offer, it would constitute an event of default under the Indenture which, in turn, would constitute an event of default under our New Revolving Credit Facility and could constitute an event of default under our other indebtedness, which may cause the related debt to be accelerated, even if the change of control itself would not cause a default. Important corporate events, such as takeovers, recapitalizations or similar transactions, may not constitute a change of control under the Indenture and thus not permit the holders of the notes to require us to repurchase or redeem the notes. See “Description of Notes-Repurchase at the Option of Holders-Change of Control.”
You may not be able to determine when a change of control giving rise to mandatory repurchase rights has occurred following a sale of ‘‘substantially all’’ of our assets and our restricted subsidiaries’ assets.
The definition of change of control in the Indenture includes a phrase relating to the direct or indirect sale, conveyance, transfer, lease or other disposition of “all or substantially all” of our assets and our restricted subsidiaries’ assets. There is no precise established definition of the phrase “substantially all” under applicable law. Accordingly, your ability to require us to repurchase notes as a result of a sale, conveyance, transfer, lease or other disposition of less than all of our assets and our restricted subsidiaries’ assets to another individual, group or entity may be uncertain.

None of our existing or future unrestricted subsidiaries or immaterial subsidiaries will be Guarantors with respect to the notes, and therefore, any claims you may have in respect of the notes will be structurally subordinated to the liabilities of those subsidiaries.
As of March 31, 2014, approximately 0.5% of our consolidated assets, based on book value, and 0.5% of our total revenues for the twelve month period ended March 31, 2014, respectively, were held by our foreign subsidiaries. The guarantee of any of our foreign subsidiaries may be released at our discretion to the extent that such guarantee would result in material adverse tax consequences to us. See “Description of Notes - Security.” Our ability to meet our debt service obligations (including those relating to the notes) with cash from foreign subsidiaries will depend upon the results of operations of these subsidiaries and may be subject to legal, contractual or other restrictions and other business considerations. In addition, dividend and interest payments to us from the foreign subsidiaries may be subject to foreign withholding taxes, which would reduce the amount of funds we receive from such foreign subsidiaries. Dividends and other distributions from our foreign subsidiaries may also be subject to fluctuations in currency exchange rates and legal and other restrictions on repatriation, which could further reduce the amount of funds we receive from such foreign subsidiaries.

In general, when an entity in a foreign jurisdiction repatriates cash to the U.S., the amount of such cash is treated as a dividend taxable at current U.S. tax rates. Accordingly, upon the distribution of cash to us from our foreign subsidiaries, we will be subject to U.S. income taxes. Although foreign tax credits may be available to reduce the amount of the additional tax liability, these credits may be limited and only offset the tax paid in the foreign jurisdiction, not the excess of the U.S. tax rate over the foreign tax rate. Therefore, to the extent that we must use cash generated in foreign jurisdictions to make principal or interest payments on the notes, there may be a cost associated with repatriating the cash to the U.S.

None of our existing or future unrestricted subsidiaries or immaterial subsidiaries will guarantee the notes. If any of our unrestricted subsidiaries or immaterial subsidiaries becomes insolvent, liquidates, reorganizes, dissolves or otherwise winds up, holders of its indebtedness and other liabilities (including its trade creditors) generally will be entitled to payment on their claims from the assets of such subsidiary before any of those assets would be made available to us. Consequently, your claims in respect of the notes will be structurally subordinated to all of the existing and future liabilities of our unrestricted subsidiaries and immaterial subsidiaries. See “Description of Notes.”

There is currently no public market for the notes, and an active trading market may not develop for the notes. The failure of a market to develop for the notes could affect the liquidity and value of the notes.
The notes will be a new issue of securities, and there is no existing market for the notes. An active market may not develop for the notes, and there can be no assurance as to the liquidity of any market that may develop for the notes. If an active market does not develop, the market price and liquidity of the notes may be adversely affected.
The liquidity of the trading market, if any, and future trading prices of the notes will depend on many factors, including, among other things, the number of holders thereof, prevailing interest rates, our operating results, financial performance and prospects, the interest of securities dealers in making a market in the notes, the market for similar securities and the overall securities market, and may be adversely affected by unfavorable changes in these factors. Historically, the market for high-yield debt has been subject to disruptions that have caused substantial fluctuations in the prices of these securities. The market for the notes may be subject to similar disruptions that may adversely affect the value of the notes. In addition to the foregoing, subsequent to their initial issuance, the notes may trade at a discount from their initial offering price, depending on other factors that include, without limitation, prevailing interest rates, the market for similar notes, and our performance.
The Initial Purchasers have informed us that they intend to make a market in the notes after this offering is completed. However, the Initial Purchasers are under no obligation to do so and may cease their market making activities at any time in its sole discretion and without notice. In addition, market-making activities will be subject to limits imposed by the Exchange Act, and may be limited. We do not intend to apply for listing of the notes on any securities exchange or for quotation of the notes in any automated dealer quotation system.
The issuance of the notes has not been registered under applicable federal and state securities laws and accordingly the notes are not freely transferable.

The issuance of the notes has not been registered under the Securities Act or any state securities laws.  Unless the issuance of the notes is so registered, they may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The notes are also being offered and sold only to qualified institutional buyers and are subject to restrictions on transfer, which are described under

“Notice to Investors.” We are also relying on exemptions from the registration and/or prospectus qualification requirements under the laws of other jurisdictions where the notes are being offered and sold and, therefore, the notes may be transferred and resold by purchasers resident in or otherwise subject to the laws of those jurisdictions only in compliance with the laws of those jurisdictions, to the extent applicable. Under the registration rights agreement applicable to the notes, we will be required to use our commercially reasonable efforts to commence an exchange offer to exchange the notes for equivalent securities registered under the Securities Act. See “Exchange Offer; Registration Rights”. We cannot assure you that we will be successful in having any such registration statement declared effective by the SEC.

Use Of Proceeds

The net proceeds from the sale of the notes, after deducting expenses of the offering, including discounts to the Initial Purchasers, are estimated to be approximately $        million. We will use the net proceeds of the offering to repay the full amounts outstanding under our Existing Credit Agreement and for related fees and expenses in connection with the Transactions. See “Summary-The Offering,” “Capitalization,” “Description of Certain Indebtedness” and “Plan of Distribution.”
CAPITALIZATION
The following table sets forth our consolidated cash and capitalization as of March 31, 2014 on a historical basis and on an as adjusted basis to give effect to the issuance of the notes and the use of the net proceeds thereof as described under “Use of Proceeds” as if the offering had been completed as of March 31, 2014. You should read this table in conjunction with “Use of Proceeds” and “Summary - Summary Historical Condensed Consolidated Financial Information” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this offering memorandum and our consolidated financial statements and the related notes thereto.

	As of March 31, 2014
	Actual	As Adjusted
	(in thousands)
Cash and cash equivalents	$2,295.0	$2,295.0

Debt:
Existing Revolving Credit Facility(1)	$32,000.0
New Revolving Credit Facility(2)	--	12,200
Existing Term Loan B Facility(3)	222,188.0	--
Other Debt(4)	16,835.0	16,835.0
Capital Leases(5)	14,233.0	14,233.0
Total First-Priority Indebtedness	$285,256.0	$43,268.0
Second-Priority Notes offered hereby(6)	--	250,000.0
Total Indebtedness	285,256.0	293,268.0
Total stockholders’ equity	144,560.0	144,560.0
Total capitalization	$429,816.0	$437,828.0

(1)
The existing revolving credit facility provides for borrowings of up to $125.0 million, of which approximately $93.0 million was available as of March 31, 2014 for working capital and general corporate purposes, including financing of permitted acquisitions.

(2)	The New Revolving Credit Facility is expected to provide for borrowings of up to $90.0 million for working capital and general corporate purposes, including financing of permitted acquisitions.

(3)	Represents the principal outstanding under our Term Loan B Facility as of March 31, 2014.

(4)	Represents the aggregate principal outstanding amount of first-priority senior secured debt under the IRBs and our notes payable as of March 31, 2014.

(5)	Represents the aggregate principal outstanding amount of first-priority senior secured debt under our capital leases as of March 31, 2014.

(6)	Does not reflect any original issue discount.

DESCRIPTION OF CERTAIN INDEBTEDNESS

The following is a summary of certain provisions of the instruments evidencing our material indebtedness. This summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the agreements, including the definitions of certain terms therein that are not otherwise defined in this offering memorandum.

New Revolving Credit Facility
Overview
We, together with our wholly-owned subsidiaries, expect to enter into a credit agreement and related security and other agreements for an asset-based revolving credit facility for which RBC Capital Markets, LLC and Wells Fargo Bank, National Association are acting as joint lead arrangers, Royal Bank of Canada is acting as the sole administrative agent and co-collateral agent, and Wells Fargo Bank, National Association is acting as co-collateral agent.

Our New Revolving Credit Facility will provide a senior secured margined revolving credit facility in an aggregate principal amount of up to $90 million subject to borrowing base and certain other restrictions, and the proceeds of which will be used to finance ongoing working capital requirements and other general corporate purposes and to pay fees and expenses in connection with the New Revolving Credit Facility. The borrowing base is calculated using a formula based on certain eligible receivables, eligible inventory and eligible machinery and equipment. Up to an aggregate amount of $25 million of the New Revolving Credit Facility will be available to us in the form of letters of credit issued by the administrative agent or one or more of the revolving lenders. The administrative agent, or another revolving lender, will also make available to us a swingline facility under which we may make short-term borrowings in an aggregate principal amount of up to $7.5 million. Available borrowings under our New Revolving Credit Facility at any time are equal to the lesser of (1) the aggregate commitments under the facility and (2) the borrowing base, in either case, minus the amount of credit extensions to, and letter of credit usage, by, the borrower, subject to certain sublimits for swingline borrowings and letters of credit, excess availability restrictions, and certain reserves established by the co-collateral agents.

Interest Rate and Fees

Borrowings under our New Revolving Credit Facility will bear interest at a rate equal to, at our option, but subject to customary conditions, either (a) the highest of (1) the prime rate announced or established by the administrative agent for the facility from time to time, (2) the federal funds rate plus 0.50% and (3) the one-month LIBOR rate plus 1.0%, plus, with respect to each of the foregoing, an applicable rate of 2.00%, 2.25% or 2.50% for ABR loans or (b) LIBOR plus 3.00%, 3.25% or 3.50% for adjusted LIBOR loans, in each case based on the average excess availability. Adjusted LIBOR borrowings may be made for interest periods of 1, 2, 3 or 6 (or, if agreed to by all applicable lenders, 9 or 12) months or a shorter period as may be agreed, at our option.

In addition to paying interest on outstanding principal under our New Revolving Credit Facility, we will be required to pay an unused line fee in an amount equal to (a) 0.50% per annum if the excess availability is greater than 50% of the aggregate revolver commitments, or (b) 0.375% per annum if the excess availability is less than 50% of the aggregate revolver commitments, each times the unused portion of the revolver that would be due and payable monthly in arrears.

We must also pay a letter of credit fee at the then applicable Eurodollar rate plus other customary fronting fees and administrative charges on any letters of credit issued and outstanding under our New Revolving Credit Facility. We must also pay customary agency fees to the agent in connection with our New Revolving Credit Facility.

Mandatory Prepayments

If at any time the amount of the applicable credit extensions under our New Revolving Credit Facility exceeds the maximum amount permitted as described above under the caption “-Overview,” we will be required to repay outstanding loans in an aggregate amount equal to such excess, with no reduction of the commitment amount.

We must also make mandatory prepayments with the net proceeds of certain asset sales, with no reduction of the commitment amounts and also make mandatory prepayments in connection with certain debt issuances with corresponding reductions in commitment amounts.

Voluntary Prepayments

We will be permitted to voluntarily reduce the unutilized portion of the commitment amount upon at least three business days’ prior written notice to the administrative agent for our New Revolving Credit Facility and repay outstanding loans at any time without premium or penalty, other than customary “breakage” costs with respect to Eurodollar rate loans.

Amortization and Final Maturity

There will be no scheduled amortization under our New Revolving Credit Facility. The principal amount outstanding of the loans under our New Revolving Credit Facility, plus interest accrued and unpaid thereon, will be due and payable in full on the earlier of (a) five years after the closing date and (b) the date that is ninety-one days prior to the maturity of the Notes, unless the Notes are repaid, refinanced or otherwise satisfied.

Guarantees and Security

Our obligations under the New Revolving Credit Facility will be unconditionally guaranteed by certain of our existing and future wholly-owned subsidiaries. All of our obligations under the New Revolving Credit Facility, and the guarantees of those obligations, are secured, subject to certain exceptions, by substantially all of our assets and the assets of the Guarantors.

Certain Covenants and Events of Default

Our New Revolving Credit Facility contains certain customary affirmative covenants and events of default, as well as certain negative covenants that, among other things and subject to certain exceptions, restrict our ability and the ability of our subsidiaries to:

•	incur additional indebtedness;

•	create liens;

•	engage in sale-leaseback transactions;

•	make investments, loans, advances and acquisitions;

•	consolidate or merge or engage in certain other fundamental changes;

•	sell assets, including assets of our subsidiaries;

•	pay dividends and make certain other distributions to our shareholders;

•	prepay, redeem or retire our indebtedness (other than indebtedness under our New Revolving Credit Facility);

•	enter into restrictive agreements restricting the ability of persons to make payments on obligations owed to us and our subsidiaries;

•	make changes in our accounting policies and reporting policies (except as required by GAAP) or to our fiscal year;

•	fail to maintain certain first lien leverage ratios or maintain the requisite excess availability;

•	engage in certain transactions with our affiliates; and

•	change the business conducted by us and our subsidiaries or our organizational documents.

Cash Dominion

Our New Revolving Credit Facility will permit the administrative agent to exercise cash dominion over certain controlled accounts when (a) our excess availability is less than $25 million for three consecutive business days or (b) an event of default exists until either (a) availability for forty-five consecutive days has been at least $25 million or (b) no event of default exists, as applicable. A cash dominion period cannot cease to exist more than three times during the term of the revolving facility.

Industrial Revenue Bonds and other debt

As part of the acquisition of Valent, we assumed debt and capital leases for buildings and equipment that were underwritten to service underlying Industrial Revenue Bonds (“IRBs”) with the City of Washington, Missouri and Fredonia, Kansas. Monthly payments are scheduled in an amount sufficient to service the total principal and interest of the underlying bonds. Interest on the IRBs ranges from 2.80% to 7.73% and the IRBs mature between September 2020 and April 2032.

We entered into various notes payable and a capital lease agreement for the purchase of certain equipment in 2012. The notes are secured by certain equipment and payable in monthly installments including interest ranging from 2.45% to 3.60% through November 2019. In December 2012, we entered into a commitment to finance a warehouse in Tulsa, Oklahoma through a $2.2 million promissory note. The note carries a 2.95% fixed rate payable in monthly payments of principal and interest with a balloon payment at maturity on December 28, 2017. The note is secured by the property and guaranteed by us. On March 28, 2013, we entered into a $3.55 million promissory note at a 3.60% fixed interest rate to finance the purchase of a corporate aircraft.